Exhibit 99.1

Relay Therapeutics Reports Third Quarter 2020 Financial Results

Cambridge, MA – November 12, 2020 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage precision medicine company transforming the drug discovery process by leveraging unparalleled insights into protein motion, today reported third quarter 2020 financial results.

“In our first quarter as a public company, I am proud of our team’s unwavering focus on bringing our medicines to patients,” said Sanjiv Patel, M.D., president and chief executive officer of Relay Therapeutics. “In July, we completed and closed our initial public offering. In September, we dosed the first patient with our second targeted medicine, RLY-4008, the only selective small molecule inhibitor of FGFR2 in clinical development. We look forward to providing updates across our pipeline in 2021.”

Second Quarter Financial Highlights

Cash and Cash Equivalents: Cash, cash equivalents and investments totaled approximately $713 million as of September 30, 2020, which includes the net proceeds of $425 million from the Company’s initial public offering, compared to $356 million as of December 31, 2019. The Company expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2023.

R&D Expenses: Research and development expenses were $24 million for the third quarter of 2020, as compared to $18 million for the third quarter of 2019. This increase was primarily due to higher personnel costs, including an increase of $4.6 million in non-cash stock-based compensation expenses related to the accounting treatment of certain options granted in the first quarter of 2020, as well as an increase in costs to support our clinical trials, offset in part by a decrease in outside and consulting services for our pre-clinical candidates.

G&A Expenses: General and administrative expenses were $12 million for the third quarter of 2020, as compared to $4 million for the third quarter of 2019. This increase was primarily due to higher personnel costs, including an increase of $6.0 million in non-cash stock-based compensation expenses related to the accounting treatment of certain options granted in the first quarter of 2020, to support our infrastructure.

Net Loss: Net loss was $36 million for the third quarter of 2020, or a net loss per share of $3.00, as compared to a net loss of $20 million for the third quarter of 2019, or a net loss per share of $5.53.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage precision medicines company transforming the drug discovery process with the goal of bringing life-changing therapies to patients. Built on unparalleled insights into protein motion and how this dynamic behavior relates to protein function, Relay Therapeutics aims to effectively drug protein targets that have previously been intractable, with an initial focus on enhancing small molecule therapeutic discovery in targeted oncology. The Company’s Dynamo platform integrates an array of leading-edge experimental and computational approaches to provide a differentiated understanding of protein structure and motion to drug these targets. For more information, please visit www.relaytx.com or follow us on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding the Company’s strategy, business plans and focus; the progress and timing of updates on the clinical development of the programs across the Company’s portfolio; and expectations regarding our cash runway and the use of capital, expenses, future accumulated deficit and other financial results in the future. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our clinical trials, strategy and future operations; the delay of any current or planned clinical trials or the development of the Company’s drug candidates, including, but not limited to, RLY-1971 and RLY-4008; the risk that the results of our clinical trials may not be predictive of future results in connection with future clinical trials; the Company’s ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Company’s planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ most recent Quarterly Report on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:

Pete Rahmer, Head of Investor Relations and Communications

617-322-0715

prahmer@relaytx.com

Media:

Dan Budwick

1AB

973-271-6085

dan@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating expenses:
Research and development expenses	$24,376	$18,256	$67,739	$47,899
General and administrative expenses	12,231	3,652	23,045	10,316

Total operating expenses	36,607	21,908	90,784	58,215

Loss from operations	(36,607)	(21,908)	(90,784)	(58,215)
Other income (expense):
Interest income	534	2,236	3,104	6,881
Other expense	(5)	(1)	(8)	(58)

Total other income (expense), net	529	2,235	3,096	6,823

Net loss	$(36,078)	$(19,673)	$(87,688)	$(51,392)

Deemed dividend resulting from extinguishment upon modification of series C preferred stock	(177,789)	—	(177,789)	—
Net loss attributable to common stockholders	$(213,867)	$(19,673)	$(265,477)	$(51,392)
Net loss attributable to common stockholders per share, basic and diluted	$(3.00)	$(5.53)	$(9.92)	$(15.46)

Weighted average shares of common stock, basic and diluted	71,248,846	3,556,303	26,766,687	3,323,456

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2020	December 31, 2019
Cash, cash equivalents and investments	$713,466	$355,816
Working capital (1)	706,184	348,550
Total assets	751,681	393,068
Total liabilities	38,156	35,725
Convertible preferred stock	—	537,781
Total stockholders’ equity (deficit)	713,525	(180,438)
Restricted cash	878	878

(1)	Working capital is defined as current assets less current liabilities.